Exhibit (J)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 117 to the Registration Statement No. 811-01352 on Form N-1A of our report dated March 16, 2007 relating to the financial statements and financial highlights of Fidelity Devonshire Trust, including Fidelity Tax-Free Bond Fund, appearing in the Annual Report on Form N-CSR of Fidelity Devonshire Trust for the year ended January 31, 2007.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 28, 2007